Exhibit 99.1

BED BATH & BEYOND INC. REPORTS NET EARNINGS
FOR FISCAL FIRST QUARTER
• Net Earnings for quarter increase to $.35 per diluted share;
• Quarterly Net Sales Increase by 12.2%; Quarterly Comparable Store Sales Increase by 4.9%

UNION, New Jersey, June 21, 2006 — Bed Bath & Beyond Inc. today reported net earnings of $.35 per diluted share ($100.4 million) in the fiscal first quarter ended May 27, 2006. In the fiscal first quarter of 2005, the Company reported net earnings of $.33 per diluted share ($98.9 million). Net sales for the fiscal first quarter of 2006 were $1.396 billion, an increase of approximately 12.2% from net sales of $1.244 billion reported in the fiscal first quarter of 2005. Comparable store sales in the fiscal first quarter of 2006 increased by approximately 4.9%, compared with an increase of approximately 4.4% in last year’s fiscal first quarter.

The fiscal first quarter of 2006 results included incremental stock-based compensation expense resulting from the early adoption, at the beginning of the fiscal third quarter of 2005, of Statement of Financial Accounting Standards 123(R).

As of May 27, 2006, the Company operated a total of 819 stores including 751 Bed Bath & Beyond stores (10 of which were opened during the fiscal first quarter) in 46 states, the District of Columbia and Puerto Rico. In addition, as of that date, Christmas Tree Shops, Inc. operated 30 stores (one of which opened during the fiscal first quarter) in 8 states, and Harmon Stores, Inc. operated 38 stores in 3 states. Consolidated store space as of May 27, 2006 was approximately 25.8 million square feet. Since the beginning of the fiscal second quarter on May 28, 2006, 3 new Bed Bath & Beyond stores and one Christmas Tree Shops store have been opened.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a nationwide chain of retail stores, operating under the names Bed Bath & Beyond, Christmas Tree Shops and Harmon. The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware and health and beauty care items. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index. The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: changes in the retailing environment and consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; general economic conditions; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; and the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR RELATIONS CONTACTS (at 908-688-0888; Fax 908-810-8813)

Ronald Curwin                                                                     Ext. 4550

Kenneth C. Frankel                                                              Ext. 4554

Paula J. Marbach                                                                  Ext. 4552

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	May 27, 2006	May 28, 2005
Net sales	$1,395,963	$1,244,421

Cost of sales	805,865	723,640

Gross profit	590,098	520,781

Selling, general and administrative expenses	441,348	369,897

Operating profit	148,750	150,884

Interest income	9,659	7,108

Earnings before provision for income taxes	158,409	157,992

Provision for income taxes	57,978	59,089

Net earnings	$100,431	$98,903

Net earnings per share—Basic	$0.36	$0.34
Net earnings per share—Diluted	$0.35	$0.33

Weighted average shares outstanding—Basic	280,202	294,413
Weighted average shares outstanding—Diluted	285,153	299,055

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, unaudited)

	May 27, 2006	May 28, 2005

Assets

Current assets:
Cash and cash equivalents	$87,795	$224,528
Short term investment securities	554,472	651,983
Merchandise inventories	1,391,048	1,238,976
Other current assets	135,302	108,943

Total current assets	2,168,617	2,224,430

Long term investment securities	413,424	362,436
Property and equipment, net	765,101	616,315
Other assets	185,617	169,161
	$3,532,759	$3,372,342

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$551,244	$481,949
Accrued expenses and other current liabilities	240,584	255,429
Merchandise credit and gift card liabilities	120,043	92,660
Income taxes payable	98,690	89,955

Total current liabilities	1,010,561	919,993

Deferred rent and other liabilities	137,727	132,046

Total liabilities	1,148,288	1,052,039

Total shareholders’ equity	2,384,471	2,320,303
	$3,532,759	$3,372,342

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended
	May 27, 2006	May 28, 2005 (1)

Cash Flows from Operating Activities:

Net earnings	$100,431	$98,903
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation	30,775	25,760
Amortization of bond premium	1,037	1,787
Stock-based compensation	12,977	—
Excess tax benefit from stock-based compensation	1,204	7,873
Deferred income taxes	(10,425)	(325)
Increase in assets:
Merchandise inventories	(89,328)	(86,948)
Trading investment securities	(754)	—
Other current assets	(14,503)	(13,847)
Other assets	(6)	(45)
Increase (decrease) in liabilities:
Accounts payable	38,419	41,495
Accrued expenses and other current liabilities	(8,555)	738
Merchandise credit and gift card liabilities	6,529	5,599
Income taxes payable	6,660	8,591
Deferred rent and other liabilities	7,583	8,130

Net cash provided by operating activities	82,044	97,711

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(97,194)	(102,736)
Redemption of held-to-maturity investment securities	55,715	10,715
Purchase of available-for-sale investment securities	(396,175)	(515,975)
Redemption of available-for-sale investment securities	267,450	546,300
Capital expenditures	(78,722)	(42,398)

Net cash used in investing activities	(248,926)	(104,094)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	6,229	8,803
Excess tax benefit from stock-based compensation	1,508	—
Repurchase of common stock	(757)	—

Net cash provided by financing activities	6,980	8,803

Net (decrease) increase in cash and cash equivalents	(159,902)	2,420

Cash and cash equivalents:
Beginning of period	247,697	222,108
End of period	$87,795	$224,528

(1)             Reflects the accrual for purchases of capital expenditures as a non-cash investing activity to conform with current presentation.